Exhibit 99.B(d)(21)

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Fidelity International Investment Advisors

As of March 21, 2007, as amended November 10, 2011

Pursuant to Paragraph 6, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional International Trust

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation	Fidelity International Investment Advisors

By:	By:
/s/ William T. Lawrence	/s/ Frank Mutch

Name:	Name:
William T. Lawrence	Frank Mutch

Title:	Title:
Vice President	Director